UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005 (February 14, 2005)

IASIS HEALTHCARE LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-117362	20-1150104
(State or Other Jurisdiction of	(Commission	(IRS. Employer
Incorporation)	File Number)	Identification No.)

117 Seaboard Lane, Building E
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

(615) 844-2747
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Director Compensation and Restricted Share Award Agreement

     On February 14, 2005 (the “Grant Date”), IASIS Healthcare Corporation (“IAS”), sole member of IASIS Healthcare LLC (“IASIS LLC”), granted Kirk Gorman, a member of the Board of Directors of IAS, options to purchase 1,175 shares of IAS’s common stock, par value $0.01 per share (“Common Stock”), and committed to grant Mr. Gorman, on each of the first, second, third and fourth anniversaries of the Grant Date, provided that he is still a director, options to purchase a number of shares valued at $18,750 based on the fair market value of the Common Stock on each such anniversary. These grants are made pursuant to the Form of Stock Option Grant Agreement under IAS’s 2004 Stock Option Plan (the “Plan”). In addition, IAS entered into a Director Compensation and Restricted Share Award Agreement (the “Compensation and Share Agreement”) with Mr. Gorman on the Grant Date. Pursuant to the Compensation and Share Agreement, IAS agreed to pay Mr. Gorman cash compensation of $9,375 for the fiscal quarter ended December 31, 2004 and annual cash compensation of $37,500 for the remaining term of the Compensation and Share Agreement, payable in equal quarterly installments, in consideration for his services as a member of IAS’s Board of Directors. IAS also granted Mr. Gorman 1,175 shares of restricted Common Stock on the Grant Date and committed to grant Mr. Gorman, on each of the first, second, third and fourth anniversaries of the Grant Date, provided that he is still a director, restricted Common Stock valued at $18,750 based on the fair market value of the Common Stock on each such anniversary.

     The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Compensation and Share Agreement, which is included as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

99.1	Director Compensation and Restricted Share Award Agreement, dated as of February 14, 2005, between IASIS Healthcare Corporation and Kirk Gorman.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC
By:	/s/ W. Carl Whitmer
W. Carl Whitmer
Chief Financial Officer

Date: February 18, 2005

EXHIBIT INDEX

99.1	Director Compensation and Restricted Share Award Agreement, dated as of February 14, 2005, between IASIS Healthcare Corporation and Kirk Gorman.